Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Second Quarter 2018 Results (Unaudited)

Second Quarter 2018 Summary

•	Net income of $27.3 million

•	Diluted earnings per share of $0.58

•	ROAA and ROATCE of 1.35% and 15.42%, respectively

•	Efficiency ratio of 53.0%

•	Net interest margin of 4.41%, core net interest margin expands to 4.29%

•	New loan commitments of $530 million

•	Business loans increase 9.5% annualized

•	Closed acquisition of Grandpoint Capital, Inc., effective July 1, 2018

Irvine, Calif., July 24, 2018 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), reported net income for the second quarter of 2018 of $27.3 million, or $0.58 per diluted share, compared with net income of $28.0 million, or $0.60 per diluted share, for the first quarter of 2018 and net income of $14.2 million, or $0.35 per diluted share, for the second quarter of 2017. Financial results for the second quarter of 2018 include $943,000 of merger-related expense.

For the three months ended June 30, 2018, the Company’s return on average assets ("ROAA") was 1.35% and return on average tangible common equity ("ROATCE") was 15.42%. For the three months ended March 31, 2018, the Company's ROAA was 1.39% and the ROATCE was 16.51%. For the three months ended June 30, 2017, the Company's ROAA was 0.89% and its ROATCE was 11.33%. Total assets as of June 30, 2018 were $8.2 billion compared with $8.1 billion at March 31, 2018 and $6.4 billion at June 30, 2017.

Steven R. Gardner, Chairman, President and Chief Executive Officer of the Company, commented, “We continue to execute well on our strategic priorities while delivering solid financial results. On July 1, we completed the acquisition of Grandpoint Capital in a little more than four months since the announcement. We have finalized the operational integration of both the Pacific Premier and Grandpoint teams, which further strengthens and expands the organization's depth, breadth and expertise. All of the remaining cost savings are expected to be realized by year-end as we complete the system conversion in mid-October of this year. Our franchise has a strong foundation in place to drive growth and increase market share.

“We have substantively completed the investments in our personnel and systems necessary to meet the heightened regulatory requirements associated with surpassing the $10 billion asset threshold. As we continue to add scale through organic and acquisitive growth, we expect to more fully absorb the investments we have made in our infrastructure and realize greater operating leverage going forward.

“While our earnings performance has generated attractive risk adjusted returns in the first half of the year, it does not live up to the high standards that we set for ourselves. We are capable of stronger performance metrics across the organization, and with the completion of a number of key projects, I expect our team to operate at a higher level. As always, we are refining our business strategies to drive an increased level of balance sheet growth in the second half of the year, and when combined with the projected synergies from the Grandpoint acquisition, we expect to be well positioned to realize an increase in our earnings power in 2019,” said Mr. Gardner.

FINANCIAL HIGHLIGHTS

	Three Months Ended
	June 30,	March 31,	June 30,
	2018	2018	2017
Financial Highlights	(dollars in thousands, except per share data)
Net income	$27,303	$28,002	$14,176
Diluted earnings per share	$0.58	$0.60	$0.35
Return on average assets	1.35%	1.39%	0.89%
Return on average tangible common equity (1)	15.42%	16.51%	11.33%
Net interest margin	4.41%	4.50%	4.40%
Cost of deposits	0.50%	0.39%	0.25%
Efficiency ratio (2)	53.0%	52.4%	52.3%
Total assets	$8,158,131	$8,086,816	$6,440,631
Total deposits	$6,308,350	$6,192,273	$4,946,431
Core deposits to total deposits (3)	89%	88%	91%
Tangible book value per share (1)	$16.21	$15.63	$13.83
Total capital ratio	12.75%	12.64%	12.69%

(1) A reconciliation of the non-GAAP measures of average tangible common equity and tangible book value per share to the GAAP measures of common stockholders' equity and book value are set forth at the end of this press release.

(2) Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and merger-related expense to the sum of net interest income before provision for credit losses and total noninterest income, less gains/(loss) on sale of securities and other-than-temporary impairment recovery/(loss) on investment securities.

(3) Core deposits are all transaction accounts and non-brokered certificates of deposit less than $250,000.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income and Net Interest Margin

Net interest income totaled $81.2 million in the second quarter of 2018, essentially unchanged from the first quarter of 2018. Compared to the prior quarter, net interest income was positively impacted by higher yields and average balances on our loans and investments, higher prepayments and other loan related fees, which were principally offset by lower accretion income, and higher deposit and borrowing costs.

Net interest margin for the second quarter was 4.41%, compared with 4.50% in the prior quarter. The decrease was principally driven by lower accretion income of $1.9 million, compared to $3.7 million in the first quarter of 2018. Excluding the impact of accretion, our core net interest margin expanded to 4.29%, compared to 4.26% in the prior quarter. Following the closing of Grandpoint, we expect the core net interest margin to be in the 4.05% to 4.15% range.

Net interest income for the second quarter of 2018 increased $17.8 million, or 28%, compared to the second quarter of 2017. The increase was primarily related to an increase in average interest-earning assets of $1.6 billion, which resulted primarily from our acquisition of Plaza Bancorp ("Plaza") in the fourth quarter of 2017 and our organic loan growth since the end of the second quarter of 2017.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended
	June 30, 2018			March 31, 2018			June 30, 2017
	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost
Assets	(dollars in thousands)
Cash and cash equivalents	$146,279	$277	0.76%	$167,236	$313	0.76%	$133,127	$160	0.48%
Investment securities	980,334	6,797	2.77	924,687	6,341	2.74	829,380	5,019	2.42
Loans receivable, net (1) (2)	6,253,987	85,625	5.49	6,237,968	84,173	5.47	4,815,455	63,554	5.29
Total interest-earning assets	$7,380,600	$92,699	5.04%	$7,329,891	$90,827	5.03%	$5,777,962	$68,733	4.77%

Liabilities
Interest-bearing deposits	$3,888,553	$7,756	0.80%	$3,852,853	$5,914	0.62%	$3,107,842	$3,081	0.40%
Borrowings	560,706	3,772	2.70	613,295	3,632	2.40	464,845	2,314	2.00
Total interest-bearing liabilities	$4,449,259	$11,528	1.04%	$4,466,148	$9,546	0.87%	$3,572,687	$5,395	0.61%
Noninterest-bearing deposits	$2,310,714			$2,262,895			$1,802,752
Net interest income		$81,171			$81,281			$63,338
Net interest margin (3)			4.41%			4.50%			4.40%

(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs and unamortized discounts/premiums.
(2) Includes net discount accretion interest of $1.9 million, $3.7 million and $4.2 million, respectively.
(3) Represents net interest income divided by average interest-earning assets.

Provision for Credit Losses

A provision for credit losses of $1.8 million was recorded for the second quarter of 2018, compared with a provision for credit losses of $2.3 million for the quarter ended March 31, 2018. The second quarter of 2018 provision for credit losses includes a $400,000 provision for unfunded commitments. The first quarter of 2018 included no additional allowance for unfunded commitments. The decrease in our provision for credit losses was primarily due to lower loan growth and lower net charge-offs compared to the prior quarter. We anticipate that our provision will approximate $2.5 million to $3.5 million per quarter in the second half of 2018.

Noninterest Income

Noninterest income for the second quarter of 2018 was $8.2 million, an increase of $485,000, or 6.3%, from the first quarter of 2018. The increase from the first quarter of 2018 was related to an $885,000 increase in net gain from the sales of loans and a $324,000 increase in net gain from sales of investment securities, partially offset by a $661,000 decrease in other income, driven primarily by a $290,000 net loss attributable to a CRA investment, and a $180,000 decrease in recoveries from pre-acquisition charged-off loans.

During the second quarter of 2018, the Bank sold $31.9 million of Small Business Administration ("SBA") loans for a gain of $2.9 million, compared with $35.7 million of SBA loans sold for a gain of $2.7 million in the first quarter of 2018. Additionally, the Bank sold $20.4 million of commercial real estate loans during the second quarter of 2018 for a gain of $927,000, compared with the sale of one commercial real estate loan for a gain of $230,000 in the first quarter of 2018.

Noninterest income for the second quarter of 2018 decreased $608,000, or 6.9%, compared to the second quarter of 2017. The decrease from the second quarter of 2017 was primarily related to a $1.8 million decrease in net gain from sales of investment securities, partially offset by a $956,000 increase in net gain from sales of loans, and a $411,000 increase in debit card interchange fees, as well as other service fee increases. With the closing of Grandpoint, our quarterly estimate of noninterest income for the second half of 2018 is $9.0 million to $10.0 million.

	Three Months Ended
	June 30,	March 31,	June 30,
	2018	2018	2017
NONINTEREST INCOME	(dollars in thousands)
Loan servicing fees	$292	$345	$143
Service charges on deposit accounts	1,057	1,150	866
Other service fee income	169	146	495
Debit card interchange fee income	1,090	1,036	679
Earnings on bank-owned life insurance	617	611	689
Net gain from sales of loans	3,843	2,958	2,887
Net gain from sales of investment securities	330	6	2,093
Other income	753	1,414	907
Total noninterest income	$8,151	$7,666	$8,759

 Noninterest Expense

Noninterest expense totaled $50.1 million for the second quarter of 2018, an increase of $268,000, or 0.5%, compared with the first quarter of 2018. The increase was primarily due to a $626,000 increase in deposit expense and a $401,000 increase in compensation and benefits. These increases were partially offset by decreases of $278,000 in CDI amortization, $605,000 in other expense and $178,000 in marketing expense. The second quarter of 2018 included $943,000 of merger-related expense compared with $936,000 in the first quarter of 2018.

In comparison to the second quarter of 2017, noninterest expense grew by $1.6 million, or 3.3%. The increase was primarily related to the additional costs from operations, personnel and branches retained from the acquisition of Plaza, combined with our continued investment in personnel to support our organic growth in loans and deposits. The second quarter of 2017 included merger-related expense of $10.1 million. With the closing of Grandpoint, we expect quarterly noninterest expense, excluding merger-related expense, should range between $63 million and $65 million for the second half of 2018.

	Three Months Ended
	June 30,	March 31,	June 30,
	2018	2018	2017
NONINTEREST EXPENSE	(dollars in thousands)
Compensation and benefits	$29,274	$28,873	$21,623
Premises and occupancy	5,045	4,781	3,733
Data processing	2,747	2,702	2,439
Other real estate owned operations, net	2	1	44
FDIC insurance premiums	581	611	818
Legal, audit and professional expense	1,816	1,839	1,178
Marketing expense	1,352	1,530	1,006
Office, telecommunications and postage expense	1,115	1,080	922
Loan expense	594	591	1,068
Deposit expense	2,302	1,676	1,669
Merger-related expense	943	936	10,117
CDI amortization	1,996	2,274	1,761
Other expense	2,309	2,914	2,077
Total noninterest expense	$50,076	$49,808	$48,455

Income Tax

For the second quarter of 2018, our effective tax rate was 27.2%, compared with 24.1% for the first quarter of 2018 and 34.7% for the second quarter of 2017. The increase in the effective tax rate for the second quarter of 2018, compared to the first quarter of 2018, was primarily the result of the tax effect of exercised and vested share-based compensation awards, which are reported as discrete items in the period they occur, resulting in a $372,000 tax benefit to the Company for the second quarter of 2018, compared to a $1.4 million tax benefit in the first quarter of 2018. The Company expects the annual effective tax rate to be in the range of 26% to 27%.

The decrease in the effective tax rate for the second quarter of 2018, compared to the second quarter of 2017, was primarily the result of "H.R.1", formerly known as the "Tax Cuts and Jobs Act", which was signed into law on December 22, 2017, which among other items, reduced the federal corporate tax rate to 21%, effective January 2018, from the prior maximum rate of 35%.

BALANCE SHEET HIGHLIGHTS

Loans

Loans held for investment totaled $6.3 billion at June 30, 2018, an increase of $35.7 million, or 0.6%, from March 31, 2018, and an increase of $1.4 billion, or 29%, from June 30, 2017. The $35.7 million increase for the current quarter compared to the prior quarter was driven primarily by new organic loan commitments of $530 million compared with $488 million in the first quarter of 2018, partially offset by higher loan prepayments increasing to $266 million in the second quarter from $213 million in the prior quarter, and loans sales increasing to $52 million compared with $37 million in the prior quarter.

Business loans increased $79.9 million, or 9.5%, and real estate loans and consumer loans decreased $39.6 million and $4.2 million, respectively. Business loans represented 55% of the total gross loans held for investment for the quarter compared with 54% in the prior quarter and 46% in the second quarter of 2017. The total end-of-period weighted average interest rate on loans at June 30, 2018 was 5.12%, compared to 5.04% at March 31, 2018 and 4.79% at June 30, 2017, reflecting the impact of higher rates on new originations as well as the favorable repricing of variable rate portfolio loans as a result of recent Federal Reserve Bank fed funds rate increases.

The $530 million of new organic loan commitments during the second quarter of 2018 included $126 million of commercial and industrial loans, $89 million of franchise loans, $80 million of commercial real estate owner occupied loans, $79 million of construction loans, $60 million of commercial real estate non-owner occupied loans, $36 million of SBA loans, $31 million of multi-family loans and $17 million of agribusiness and farmland loans. The weighted average rate on our new loan production was 5.35% during the second quarter of 2018, an increase from 5.27% in the first quarter of 2018.

At June 30, 2018, our ratio of loans held for investment to total deposits was 99.5%, compared with 100.8% and 98.2% at March 31, 2018 and June 30, 2017, respectively.

	June 30,	March 31,	June 30,
	2018	2018	2017
	(dollars in thousands)
Business loans
Commercial and industrial	$1,102,586	$1,062,385	$733,852
Franchise	708,957	692,846	565,415
Commercial owner occupied	1,310,722	1,268,869	729,476
SBA	176,696	182,626	101,384
Agribusiness	136,962	149,256	98,842
Total business loans	3,435,923	3,355,982	2,228,969
Real estate loans
Commercial non-owner occupied	1,219,747	1,227,693	1,095,184
Multi-family	805,494	817,963	746,547
One-to-four family	249,495	266,324	322,048
Construction	321,423	319,610	289,600
Farmland	136,548	136,522	136,587
Land	30,246	34,452	31,799
Total real estate loans	2,762,953	2,802,564	2,621,765
Consumer loans
Consumer loans	81,973	86,206	7,309
Gross loans held for investment	6,280,849	6,244,752	4,858,043
Deferred loan origination costs/(fees) and premiums/(discounts), net	(3,263)	(2,911)	335
Loans held for investment	6,277,586	6,241,841	4,858,378
Allowance for loan losses	(31,747)	(30,502)	(25,055)
Loans held for investment, net	$6,245,839	$6,211,339	$4,833,323

Loans held for sale, at lower of cost or fair value	$13,879	$29,034	$6,840

Asset Quality and Allowance for Loan Losses

At June 30, 2018, our allowance for loan losses was $31.7 million, an increase of $1.2 million from March 31, 2018. The provision for loan losses for the second quarter of 2018 was $1.4 million, while net charge-offs were $108,000.

The ratio of allowance for loan losses to loans held for investment at June 30, 2018 amounted to 0.51%, compared to 0.49% and 0.52% at March 31, 2018 and June 30, 2017, respectively. Under the guidance of ASC 820: Fair Value Measurements and Disclosures, the fair value net discount on loans acquired through total bank acquisitions was $22.2 million, or 0.35% of total loans held for investment, as of June 30, 2018, compared to $24.5 million, or 0.39% of total loans held for investment, as of March 31, 2018.

Nonperforming assets totaled $6.4 million, or 0.08% of total assets, at June 30, 2018, a decrease from $8.6 million, or 0.11% of total assets, at March 31, 2018. During the second quarter of 2018, nonperforming loans decreased $2.1 million to $6.0 million and other real estate owned increased $14,000 to $220,000, while other assets owned decreased $50,000 to $183,000. Loan delinquencies were $7.4 million, or 0.12% of loans held for investment, at June 30, 2018, compared to $12.8 million, or 0.20% of loans held for investment, at March 31, 2018.

	June 30,	March 31,	June 30,
	2018	2018	2017
Asset Quality	(dollars in thousands)
Nonperforming loans	$6,039	$8,149	$395
Other real estate owned	220	206	372
Other assets owned	183	233	—
Nonperforming assets	$6,442	$8,588	$767

Allowance for loan losses	$31,747	$30,502	$25,055
Allowance for loan losses as a percent of total nonperforming loans	526%	374%	6,343%
Nonperforming loans as a percent of loans held for investment	0.10%	0.13%	0.01%
Nonperforming assets as a percent of total assets	0.08%	0.11%	0.01%
Net loan charge-offs/(recoveries) for the quarter ended	$108	$687	$(76)
Net loan charge-offs for quarter to average total loans	—%	0.01%	—%
Allowance for loan losses to loans held for investment (1)	0.51%	0.49%	0.52%
Delinquent Loans
30 - 59 days	$3,583	$6,605	$600
60 - 89 days	1,290	1,084	1,965
90+ days	2,574	5,065	454
Total delinquency	$7,447	$12,754	$3,019
Delinquency as a percentage of loans held for investment	0.12%	0.20%	0.06%

(1) 40% of loans held for investment include a fair value net discount of $22.2 million.

Investment Securities

Investments totaled $907 million at June 30, 2018, an increase of $18.9 million from March 31, 2018, and $196 million from June 30, 2017. The increase in the second quarter of 2018 was primarily the result of $71.8 million in purchases, partially offset by $15.9 million in sales and $32.3 million in principal payments/amortization/redemptions.

Deposits

At June 30, 2018, deposits totaled $6.3 billion, an increase of $116 million, or 1.9%, from March 31, 2018 and $1.4 billion, or 28%, from June 30, 2017. At June 30, 2018, non-maturity deposits totaled $5.1 billion, or 81% of total deposits, an increase of $64.9 million, or 1.3%, from March 31, 2018 and an increase of $1.0 billion, or 24%, from June 30, 2017. During the second quarter of 2018, deposit increases included $79.2 million in retail certificates deposit, $41.0 million in money market/savings deposits and $36.9 million in noninterest-bearing deposits, partially offset by a $28.1 million decrease in wholesale/brokered certificates of deposit and a $12.9 million decrease in interest checking.

The weighted average cost of deposits for the three-month period ending June 30, 2018 was 0.50%, compared to 0.39% for the three-month period ending March 31, 2018 and 0.25% for the three-month period ending June 30, 2017. The increase in the weighted average cost of deposits was primarily driven by higher rates in money market and retail certificates of deposit accounts.

	June 30,	March 31,	June 30,
	2018	2018	2017
Deposit Accounts	(dollars in thousands)
Noninterest-bearing checking	$2,349,464	$2,312,586	$1,810,047
Interest-bearing:
Checking	342,986	355,895	323,818
Money market/savings	2,446,849	2,405,869	2,006,131
Retail certificates of deposit	823,425	744,214	572,523
Wholesale/brokered certificates of deposit	345,626	373,709	233,912
Total interest-bearing	3,958,886	3,879,687	3,136,384
Total deposits	$6,308,350	$6,192,273	$4,946,431

Cost of deposits	0.50%	0.39%	0.25%
Noninterest-bearing deposits as a percent of total deposits	37%	37%	37%
Non-maturity deposits as a percent of total deposits	81%	82%	84%

Borrowings

At June 30, 2018, total borrowings amounted to $484 million, a decrease of $104 million, or 18%, from March 31, 2018 and an increase of $7.3 million, or 1.5%, from June 30, 2017. Total borrowings for the quarter included $338 million of advances from the Federal Home Loan Bank of San Francisco and $105 million of subordinated debt. At June 30, 2018, total borrowings represented 5.9% of total assets, compared to 7.3% and 7.4%, as of March 31, 2018 and June 30, 2017, respectively.

Capital Ratios

At June 30, 2018, our ratio of tangible common equity to total assets was 9.91%, compared with 9.63% in the prior quarter, with a book value per share of $27.63 and a tangible book value per share of $16.21 per share, compared with a tangible book value per share of $15.63 at March 31, 2018 and a tangible book value per share of $13.83 at June 30, 2017.

At June 30, 2018, the Company had a tier 1 leverage ratio of 10.41%, common equity tier 1 capital ratio of 10.80%, tier 1 capital ratio of 11.09% and total capital ratio of 12.75%.

At June 30, 2018, the Bank exceeded all regulatory capital requirements with a tier 1 leverage ratio of 11.31%, common equity tier 1 capital ratio of 12.05%, tier 1 capital ratio of 12.05% and total capital ratio of 12.53%. These capital ratios each exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage ratio, 6.5% for common equity tier 1 capital ratio, 8.00% for tier 1 capital ratio and 10.00% for total capital ratio.

	June 30,	March 31,	June 30,
Capital Ratios	2018	2018	2017
Pacific Premier Bancorp, Inc. Consolidated
Tier 1 leverage ratio	10.41%	10.10%	9.85%
Common equity tier 1 capital ratio	10.80%	10.67%	10.71%
Tier 1 capital ratio	11.09%	10.96%	11.08%
Total capital ratio	12.75%	12.64%	12.69%
Tangible common equity ratio (1)	9.91%	9.63%	9.18%

Pacific Premier Bank
Tier 1 leverage ratio	11.31%	11.00%	10.54%
Common equity tier 1 capital ratio	12.05%	11.93%	11.85%
Tier 1 capital ratio	12.05%	11.93%	11.85%
Total capital ratio	12.53%	12.39%	12.35%

Share Data
Book value per share	$27.63	$27.12	$23.96
Shares issued and outstanding	46,629,118	46,527,566	40,048,758
Tangible book value per share (1)	$16.21	$15.63	$13.83
Closing stock price (2)	$38.15	$40.20	$36.90
Market Capitalization (3)	$1,778,901	$1,870,408	$1,477,799

(1) A reconciliation of the non-GAAP measures of tangible common equity and tangible book value per share to the GAAP measures of common stockholders' equity and book value per share is set forth below.

(2) As of the last trading day prior to period end.
(3) Dollars in thousands.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on July 24, 2018 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. A live webcast will be available on the Webcasts page of the Company's investor relations website. An archived version of the webcast will be available in the same location shortly after the live call has ended. The conference call can be accessed by telephone at (866) 290-5977 and asking to be joined to the Pacific Premier Bancorp conference call. Additionally, a telephone replay will be made available through July 31, 2018 at (877) 344-7529, conference ID 10121631.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp is the holding company for Pacific Premier Bank, one of the largest banks headquartered in Southern California with approximately $11.6 billion in assets. Pacific Premier Bank is a business bank primarily focused on serving small and middle market businesses in the counties of Orange, Los Angeles, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California, as well as markets in the states of Arizona, Nevada and Washington. Through its more than 40 depository branches, Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction, and SBA loans, as well as specialty banking products for homeowners associations and franchise lending nationwide.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, shareholder value creation and the impact of the acquisition of Grandpoint Capital, Inc. (“Grandpoint”) and its wholly owned subsidiary, Grandpoint Bank, and other acquisitions.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the expected cost savings, synergies and other financial benefits from the Grandpoint acquisition or any other acquisition the Company has made or may make might not be realized within the expected time frames or at all; the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; changes in the level of the Company’s nonperforming assets and charge offs; any oversupply of inventory and deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2017 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

Pacific Premier undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, President and Chief Executive Officer
949.864.8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President & CFO
949.864.8000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)
(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
ASSETS	2018	2018	2017	2017	2017
Cash and due from banks	$30,025	$42,575	$39,606	$35,713	$35,686
Interest-bearing deposits with financial institutions	101,443	83,481	157,558	85,649	193,595
Cash and cash equivalents	131,468	126,056	197,164	121,362	229,281
Interest-bearing time deposits with financial institutions	6,633	6,633	6,633	4,437	3,944
Investments held-to-maturity, at amortized cost	31,965	24,559	18,291	18,627	7,750
Investment securities available-for-sale, at fair value	874,700	863,243	787,429	703,944	703,083
FHLB, FRB and other stock, at cost	82,666	82,115	65,881	58,344	56,612
Loans held for sale, at lower of cost or fair value	13,879	29,034	23,426	44,343	6,840
Loans held for investment	6,277,586	6,241,841	6,196,224	5,009,114	4,858,378
Allowance for loan losses	(31,747)	(30,502)	(28,936)	(27,143)	(25,055)
Loans held for investment, net	6,245,839	6,211,339	6,167,288	4,981,971	4,833,323
Accrued interest receivable	27,420	27,073	27,060	20,527	20,607
Other real estate owned	220	206	326	372	372
Premises and equipment	54,049	53,146	53,155	45,725	45,342
Deferred income taxes, net	17,183	13,941	13,265	22,023	22,201
Bank owned life insurance	76,937	76,454	75,976	75,482	74,982
Intangible assets	37,938	40,740	43,014	33,545	35,305
Goodwill	494,672	493,785	493,329	371,677	370,564
Other assets	62,562	38,492	52,264	29,955	30,425
Total assets	$8,158,131	$8,086,816	$8,024,501	$6,532,334	$6,440,631
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposit accounts:
Noninterest-bearing checking	$2,349,464	$2,312,586	$2,226,876	$1,890,241	$1,810,047
Interest-bearing:
Checking	342,986	355,895	365,193	304,295	323,818
Money market/savings	2,446,849	2,405,869	2,409,007	2,009,781	2,006,131
Retail certificates of deposit	823,425	744,214	714,751	573,656	572,531
Wholesale/brokered certificates of deposit	345,626	373,709	370,059	240,180	233,904
Total interest-bearing	3,958,886	3,879,687	3,859,010	3,127,912	3,136,384
Total deposits	6,308,350	6,192,273	6,085,886	5,018,153	4,946,431
FHLB advances and other borrowings	379,100	483,525	536,287	382,173	397,267
Subordinated debentures	105,253	105,188	105,123	79,871	79,800
Accrued expenses and other liabilities	76,903	43,922	55,209	70,477	57,402
Total liabilities	6,869,606	6,824,908	6,782,505	5,550,674	5,480,900
STOCKHOLDERS’ EQUITY
Common stock	459	472	458	397	396
Additional paid-in capital	1,067,907	1,065,218	1,063,974	817,809	815,329
Retained earnings	232,372	205,069	177,149	160,978	140,746
Accumulated other comprehensive (loss) income	(12,213)	(8,851)	415	2,476	3,260
Total stockholders' equity	1,288,525	1,261,908	1,241,996	981,660	959,731
Total liabilities and stockholders' equity	$8,158,131	$8,086,816	$8,024,501	$6,532,334	$6,440,631

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(Unaudited)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017
INTEREST INCOME
Loans	$85,625	$84,173	$63,554	$169,798	$105,990
Investment securities and other interest-earning assets	7,074	6,654	5,179	13,728	8,170
Total interest income	92,699	90,827	68,733	183,526	114,160
INTEREST EXPENSE
Deposits	7,756	5,914	3,081	13,670	5,216
FHLB advances and other borrowings	2,125	2,023	1,175	4,148	1,779
Subordinated debentures	1,647	1,609	1,139	3,256	2,124
Total interest expense	11,528	9,546	5,395	21,074	9,119
Net interest income before provision for credit losses	81,171	81,281	63,338	162,452	105,041
Provision for credit losses	1,761	2,253	1,945	4,014	4,190
Net interest income after provision for credit losses	79,410	79,028	61,393	158,438	100,851
NONINTEREST INCOME
Loan servicing fees	292	345	143	637	365
Service charges on deposit accounts	1,057	1,150	866	2,207	1,207
Other service fee income	169	146	495	315	874
Debit card interchange fee income	1,090	1,036	679	2,126	746
Earnings on bank-owned life insurance	617	611	689	1,228	1,025
Net gain from sales of loans	3,843	2,958	2,887	6,801	5,698
Net gain from sales of investment securities	330	6	2,093	336	2,093
Other income	753	1,414	907	2,167	1,434
Total noninterest income	8,151	7,666	8,759	15,817	13,442
NONINTEREST EXPENSE
Compensation and benefits	29,274	28,873	21,623	58,147	36,510
Premises and occupancy	5,045	4,781	3,733	9,826	6,186
Data processing	2,747	2,702	2,439	5,449	3,626
Other real estate owned operations, net	2	1	44	3	56
FDIC insurance premiums	581	611	818	1,192	1,273
Legal, audit and professional expense	1,816	1,839	1,178	3,655	2,035
Marketing expense	1,352	1,530	1,006	2,882	1,824
Office, telecommunications and postage expense	1,115	1,080	922	2,195	1,355
Loan expense	594	591	1,068	1,185	1,536
Deposit expense	2,302	1,676	1,669	3,978	3,113
Merger-related expense	943	936	10,117	1,879	15,063
CDI amortization	1,996	2,274	1,761	4,270	2,272
Other expense	2,309	2,914	2,077	5,223	3,610
Total noninterest expense	50,076	49,808	48,455	99,884	78,459
Net income before income taxes	37,485	36,886	21,697	74,371	35,834
Income tax	10,182	8,884	7,521	19,066	12,137
Net income	$27,303	$28,002	$14,176	$55,305	$23,697
EARNINGS PER SHARE
Basic	$0.59	$0.61	$0.36	$1.20	$0.71
Diluted	0.58	0.60	0.35	1.18	0.69
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	46,053,077	45,893,496	39,586,524	45,973,727	33,591,040
Diluted	46,702,968	46,652,059	40,267,220	46,678,123	34,267,215

SELECTED FINANCIAL DATA

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended
	June 30, 2018			March 31, 2018			June 30, 2017
	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$146,279	$277	0.76%	$167,236	$313	0.76%	$133,127	$160	0.48%
Investment securities	980,334	6,797	2.77	924,687	6,341	2.74	829,380	5,019	2.42
Loans receivable, net (1) (2)	6,253,987	85,625	5.49	6,237,968	84,173	5.47	4,815,455	63,554	5.29
Total interest-earning assets	7,380,600	92,699	5.04	7,329,891	90,827	5.03	5,777,962	68,733	4.77
Noninterest-earning assets	726,922			715,408			592,343
Total assets	$8,107,522			$8,045,299			$6,370,305
Liabilities and Equity
Interest-bearing deposits:
Interest checking	$349,721	$117	0.13%	$348,110	$114	0.13%	$329,450	$90	0.11%
Money market	2,185,310	3,943	0.72	2,189,912	3,159	0.59	1,779,013	1,582	0.36
Savings	219,035	83	0.15	223,992	79	0.14	218,888	68	0.12
Retail certificates of deposit	784,911	2,290	1.17	713,225	1,388	0.79	568,380	911	0.64
Wholesale/brokered certificates of deposit	349,576	1,323	1.52	377,614	1,174	1.26	212,111	430	0.81
Total interest-bearing deposits	3,888,553	7,756	0.80	3,852,853	5,914	0.62	3,107,842	3,081	0.40
FHLB advances and other borrowings	455,488	2,125	1.87	508,142	2,023	1.61	385,088	1,175	1.22
Subordinated debentures	105,218	1,647	6.26	105,153	1,609	6.12	79,757	1,139	5.71
Total borrowings	560,706	3,772	2.70	613,295	3,632	2.40	464,845	2,314	2.00
Total interest-bearing liabilities	4,449,259	11,528	1.04	4,466,148	9,546	0.87	3,572,687	5,395	0.61
Noninterest-bearing deposits	2,310,714			2,262,895			1,802,752
Other liabilities	67,617			60,627			46,666
Total liabilities	6,827,590			6,789,670			5,422,105
Stockholders' equity	1,279,932			1,255,629			948,200
Total liabilities and equity	$8,107,522			$8,045,299			$6,370,305
Net interest income		$81,171			$81,281			$63,338
Net interest margin (3)			4.41%			4.50%			4.40%
Ratio of interest-earning assets to interest-bearing liabilities			165.88%			164.12%			161.73%

(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs and unamortized discounts/premiums.
(2) Includes net discount accretion interest of $1.9 million, $3.7 million and $4.2 million, respectively.
(3) Represents net interest income divided by average interest-earning assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
LOAN PORTFOLIO COMPOSITION

	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017
	(dollars in thousands)
Business loans
Commercial and industrial	$1,102,586	$1,062,385	$1,086,659	$763,091	$733,852
Franchise	708,957	692,846	660,414	626,508	565,415
Commercial owner occupied	1,310,722	1,268,869	1,289,213	805,137	729,476
SBA	176,696	182,626	185,514	107,211	101,384
Agribusiness	136,962	149,256	116,066	86,466	98,842
Total business loans	3,435,923	3,355,982	3,337,866	2,388,413	2,228,969
Real estate loans
Commercial non-owner occupied	1,219,747	1,227,693	1,243,115	1,098,995	1,095,184
Multi-family	805,494	817,963	794,384	797,370	746,547
One-to-four family	249,495	266,324	270,894	246,248	322,048
Construction	321,423	319,610	282,811	301,334	289,600
Farmland	136,548	136,522	145,393	140,581	136,587
Land	30,246	34,452	31,233	30,719	31,799
Total real estate loans	2,762,953	2,802,564	2,767,830	2,615,247	2,621,765
Consumer loans
Consumer loans	81,973	86,206	92,931	6,228	7,309
Gross loans held for investment	6,280,849	6,244,752	6,198,627	5,009,888	4,858,043
Deferred loan origination costs/(fees) and premiums/(discounts), net	(3,263)	(2,911)	(2,403)	(774)	335
Loans held for investment	6,277,586	6,241,841	6,196,224	5,009,114	4,858,378
Allowance for loan losses	(31,747)	(30,502)	(28,936)	(27,143)	(25,055)
Loans held for investment, net	$6,245,839	$6,211,339	$6,167,288	$4,981,971	$4,833,323

Loans held for sale, at lower of cost or fair value	$13,879	$29,034	$23,426	$44,343	$6,840

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY INFORMATION

	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017
Asset Quality	(dollars in thousands)
Nonperforming loans	$6,039	$8,149	$3,284	$515	$395
Other real estate owned	220	206	326	372	372
Other assets owned	183	233	—	—	—
Nonperforming assets	$6,442	$8,588	$3,610	$887	$767

Allowance for loan losses	$31,747	$30,502	$28,936	$27,143	$25,055
Allowance for loan losses as a percent of total nonperforming loans	526%	374%	881%	5,270%	6,343%
Nonperforming loans as a percent of loans held for investment	0.10%	0.13%	0.05%	0.01%	0.01%
Nonperforming assets as a percent of total assets	0.08%	0.11%	0.04%	0.01%	0.01%
Net loan charge-offs/(recoveries) for the quarter ended	$108	$687	$392	$(39)	$(76)
Net loan charge-offs for quarter to average total loans	—%	0.01%	0.01%	—%	—%
Allowance for loan losses to loans held for investment (1)	0.51%	0.49%	0.47%	0.54%	0.52%
Delinquent Loans
30 - 59 days	$3,583	$6,605	$5,964	$556	$600
60 - 89 days	1,290	1,084	1,056	1,423	1,965
90+ days	2,574	5,065	3,039	1,629	454
Total delinquency	$7,447	$12,754	$10,059	$3,608	$3,019
Delinquency as a percent of loans held for investment	0.12%	0.20%	0.16%	0.07%	0.06%

(1) 40% of loans held for investment include a fair value net discount of $22.2 million.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS
(dollars in thousands, except per share data)

For periods presented below, return on average tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate these figures by excluding CDI amortization expense and exclude the average CDI and average goodwill from the average stockholders' equity during the period. Management believes that the exclusion of such items from these financial measures provides useful information to an understanding of the operating results of our core business. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

	Three Months Ended
	June 30,	March 31,	June 30,
	2018	2018	2017
Net income	$27,303	$28,002	$14,176
Plus CDI amortization expense	1,996	2,274	1,761
Less CDI amortization expense tax adjustment	542	548	610
Net income for average tangible common equity	$28,757	$29,728	$15,327

Average stockholders' equity	$1,279,932	$1,255,629	$948,200
Less average CDI	39,766	42,220	36,445
Less average goodwill	494,070	493,357	370,564
Average tangible common equity	$746,096	$720,052	$541,191

Return on average equity	8.53%	8.92%	5.98%
Return on average tangible common equity	15.42%	16.51%	11.33%

Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per share are non-GAAP financial measures derived from GAAP-based amounts. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017
Total stockholders' equity	$1,288,525	$1,261,908	$1,241,996	$981,660	$959,731
Less intangible assets	532,610	534,525	536,343	405,222	405,869
Tangible common equity	$755,915	$727,383	$705,653	$576,438	$553,862

Book value per share	$27.63	$27.12	$26.86	$24.44	$23.96
Less intangible book value per share	11.42	11.49	11.60	10.09	10.13
Tangible book value per share	$16.21	$15.63	$15.26	$14.35	$13.83

Total assets	$8,158,131	$8,086,816	$8,024,501	$6,532,334	$6,440,631
Less intangible assets	532,610	534,525	536,343	405,222	405,869
Tangible assets	$7,625,521	$7,552,291	$7,488,158	$6,127,112	$6,034,762

Tangible common equity ratio	9.91%	9.63%	9.42%	9.41%	9.18%